Exhibit 99.2

NII HOLDINGS ANNOUNCES CLOSING OF SALE OF COMMUNICATIONS SITES IN BRAZIL

RESTON, Va., December 9, 2013 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communication services operating under the Nextel brand in Latin America, today announced the completion of the previously announced transaction to sell certain communications sites in Brazil to American Tower Corporation [NYSE: AMT]. As part of the transaction, the Company sold 1,940 communications sites to American Tower for total proceeds of BRL$813.8 million, which is equivalent to USD$348 million based on current foreign currency exchange rates. As part of the transaction, Nextel Brazil agreed to lease back the communications sites from American Tower for a minimum 12-year initial lease term and has the option to extend the lease for additional renewal periods.

The agreement with American Tower provides for a post-closing adjustment period, after which the Company will recognize the sale of the sites and any associated gain, which will be recognized over the lease term. At that time, the Company expects to record a capital lease liability of up to $240 million relating to the sale of the Brazil communications sites. The Company expects to complete the sale of the remaining communications sites in Brazil and Mexico that were agreed to be sold once the applicable closing conditions are met.

About NII Holdings, Inc.

NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII, operating under the Nextel brand in Brazil, Mexico, Argentina and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII’s subsidiaries under license in Latin America.

Visit NII Holdings’ news room for news and to access our markets’ news center: nii.com/newsroom.

Safe Harbor Statement
This release includes “forward-looking statements” regarding the closing of a sale and lease back of certain communications sites and future sales of additional communications sites, as well as other statements that are not historical or current facts. Forward-looking statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and may materially differ from actual future results. Risks and uncertainties that could affect the forward-looking statements in this release include: the failure to successfully meet post-closing conditions and the failure to successfully close the sale of additional communications sites as contemplated by the sale purchase agreement, including due to a failure to meet closing conditions, and the additional risks and uncertainties that are described in NII's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission. This press release speaks only as of its date, and NII disclaims any duty to update the information herein, except as required by law.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com